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                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-59884
                              Zero Coupon Convertible Senior Debentures due 2021
                                                           CUSIP No. 629568 AE 6

                             NABORS INDUSTRIES, INC.

                 PROSPECTUS SUPPLEMENT NO. 1 DATED JUNE 15, 2001
                        TO PROSPECTUS DATED MAY 11, 2001

     The selling securityholders table on pages 10 and 11 of the prospectus is amended by this supplement no. 1 to add the following entities as selling securityholders and to list the amounts of the securities beneficially owned and being offered for sale by such securityholders:

                                                                                 ZERO COUPON CONVERTIBLE DEBENTURES
                                                                                              DUE 2021
                                                                              ----------------------------------------
                                                                                   AMOUNT               AMOUNT OFFERED
SELLING SECURITYHOLDER                                                        BENEFICIALLY OWNED           FOR SALE
----------------------                                                        ------------------        --------------

Alpha U.S. Sub Fund VIII, LLC                                                    $  4,000,000            $  4,000,000
Bank of America Securities LLC(1)                                                $  4,500,000            $  4,500,000
BBT Fund, L.P.(2)                                                                $ 10,000,000            $ 10,000,000
Bear Stearns & Co. Inc.(3)                                                       $  3,750,000            $  3,750,000
CFFX, LLC(4)                                                                     $ 10,000,000            $ 10,000,000
Clinton Riverside Convertible Portfolio Limited                                  $  7,500,000            $  7,500,000
Deephaven Domestic Convertible Trading Ltd.                                      $ 86,000,000            $ 86,000,000
Deutsche Banc Alex. Brown Inc.                                                   $ 30,350,000            $ 30,350,000
Federated Equity Income Fund, Inc.                                               $ 45,000,000            $ 45,000,000
Federated Insurance Series, on behalf of its Federated Equity Income             $  1,800,000            $  1,800,000
     Fund II
J.P. Morgan Securities, Inc.(5)                                                  $ 26,450,000            $ 26,450,000
Morgan Stanley & Co.(6)                                                          $200,000,000            $200,000,000
Nationwide Separate Account Trust, on behalf of its Nationwide Equity            $  1,000,000            $  1,000,000
     Income Fund
Ohio National Fund, Inc., on behalf of its Equity Income Portfolio               $    200,000            $    200,000
Sagamore Hill Hub Fund Ltd                                                       $ 15,000,000            $ 15,000,000
Teachers Insurance and Annuity Association(7)                                    $  3,500,000            $  3,500,000

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(1) Amounts are in addition to the $23,000,000 in securities previously registered by Bank of America Securities LLC in the prospectus. Bank of America Securities LLC also owns $9,073,000 Nabors zero coupon convertible debentures due 2020.

(2) Amounts are in addition to the $20,000,000 in securities previously registered by BBT Fund, L.P. in the prospectus.

(3) Amounts are in addition to the $30,000,000 in securities previously registered by Bear Stearns & Co. Inc. in the prospectus. This entity and/or affiliates have provided, and may in the future provide, investment banking services to us, including acting as lead underwriter and/or co-manager with respect to offerings of debt and equity securities.

(4) CFFX, LLC also owns $5,000,000 in the securities that are not being offered for sale in the prospectus, as supplemented.

(5) J.P. Morgan Securities, Inc. also owns $144,555,000 Nabors zero coupon convertible debentures due 2020. This entity and/or affiliates have provided, and may in the future provide, investment banking services to us, including acting as lead underwriter and/or co-manager with respect to offerings of debt and equity securities.

(6) Morgan Stanley & Co. Incorporated was the initial purchaser of these securities in the Rule 144A offering in which these securities were issued. This entity and/or affiliates have provided, and may in the future provide, investment banking services to us, including acting as lead underwriter and/or co-manager with respect to offerings of debt and equity securities.

(7) Amounts are in addition to the $21,000,000 in securities previously registered by Teachers Insurance and Annuity Association in the prospectus.

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
                                                                                 ZERO COUPON CONVERTIBLE DEBENTURES
                                                                                              DUE 2021
                                                                              ----------------------------------------
                                                                                   AMOUNT               AMOUNT OFFERED
SELLING SECURITYHOLDER                                                        BENEFICIALLY OWNED           FOR SALE
----------------------                                                        ------------------        --------------

UBS O'Connor LLC f/b/o UBS Global Convertible Portfolio                          $    300,000            $    300,000
UBS O'Connor LLC f/b/o UBS Global Equity Arbitrage Master Ltd.(8)                $ 66,000,000            $ 66,000,000
UBS Warburg LLC(9)                                                               $  2,075,000            $  2,075,000
White River Securities L.L.C.(10)                                                $  3,750,000            $  3,750,000

     The table is further amended to reduce the amounts beneficially owned and offered for sale by Granville Capital Corporation to $18,000,000. Granville Capital Corporation also owns $19,626,000 of Nabors zero coupon convertible debentures due 2020 and 1,800 shares of Nabors common stock.


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(8) UBS O'Connor LLC f/b/o UBS Global Equity Arbitrage Master Ltd. also owns
$15,000,000 of Nabors zero coupon convertible debentures due 2020.

(9) UBS Warburg LLC also owned $34,700,000 Nabors zero coupon convertible debentures due 2020 at May 30, 2001. This entity and/or affiliates have provided, and may in the future provide, investment banking services to us, including acting as lead underwriter and/or co-manager with respect to offerings of debt and equity securities.

(10) Amounts are in addition to the $30,000,000 in securities previously registered by White River Securities L.L.C. in the prospectus.

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